Exhibit 23.2

CONSENT OF ERNST & YOUNG LLP

We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 33-32891, 33-45470, 33-32892, and 33-36707) pertaining to the 1989 Stock Incentive Plan (as amended), the Nonemployee Director Stock Option Plan and the 1997 Stock Incentive Plan of Medstone International, Inc. of our report dated February 14, 2001, with respect to the consolidated statements of income, stockholders’ equity and cash flows of Medstone International, Inc. for the year ended December 31, 2000 included in the Annual Report (Form 10-K) for the year ended December 31, 2002.

                                                                         /s/  Ernst & Young LLP

Orange County, California
March 21, 2003